EX-10.2
                              Licensing Agreement dated Novemeber 10, 1998

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                            EXHIBIT 10.2

 This Agreement is given on the 10thday of November 1998

BETWEEN

EHPC IONISATION LIMITED a company incorporated under the laws of England and Wales under company number 03541625 whose registered offices are located at 87a Newington Causeway, London se1 6DH (t Hereinafter known as the Licensor) AND

(1) WALLACE AND TIERNAN LIMETED a company incorporated under the laws of England and Wales under company number 021 2577 whose registered offices are located at Priory Works, Tudley Lane, Tonbridge, Kent TN 11 0QL (Hereinafter known as the Licensee) (2) USF LIMITED a company incorporated under the laws of England and Wales under company number 426414 whose registered offices are located at Whittle Road, Meir Stoke on Trent, Staffs ST3 7020

1. The Parties agree to develop the Ionisation Non Halogen Disinfecting system in accordance with the Development Programme.

2. a) EHPCI agrees to provide to USF for the purposes of the Development Programme and to the extent the Parties agree is necessary, the research services of Major Randy Reid at EHPCI's facility al Lyons House, 2 Station Road, Frimley. Camberley, Surrey 4U18 S.HF and also at a place or places to be nominated by USF for the purposes of the Development.

         b)USF shall pay t0 EHPCI a Research and Development Fee of(pound)30,000 at(pound)10,000 per month.

3. Each Party shall fund its participation in the development of the ionisation Non Halogen Disinfecting System.

4. The period for the carrying out of the Development Programme shall commence on the date of signature of this Agreement and expire three months later or on such other date as the Parties agree to in writing, which period is whereinafter called the "Development Period".

5.       The Parties will meet at the following times:

         a) every month during the duration of the Development Period in order to discuss and evaluate the progress of the Development Technology Know-how. EHPCI shall have the right to request additional meetings upon reasonable notice to USF;

         b) within thirty (30) days of the expiry of the Development Period and determine the success or failure of the Development Programme.

6. Neither Party will make any use of the disclosure of the Development Programme Technology Know-How without the written consent of the other.

7. The Parties agree that in the event of termination of this Agreement, EHPCI shall have the right to Purchase the Development Programme Technology Know-how from USF for a reasonable sum subject to a maximum (pound)30.000 including those parts of the Development programme Technology Know-how which are created by USF and those parts which are not dependent on the Technology Know-How end to exploit the Development Programme Technology Know-How at its absolute discretion.
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8.       The Parties further  agree that USF shall, for their own benefit use, the Anodes In respect of the Product arid the Development Programme Technology Know-How Development

9.       IMPROVEMENTS

         9.1      During the Term:

                  a) EHPCI will disclose to USF Improvements made by EHPCI which upon disclosure will be deemed to form part of the Technology Know-How and subject to the Licence, and by USF will disclose to EHPCI Improvements made by USF and apply the same to the prosecution of the Licence. USF hereby grants EHPCI on Exclusive licence to use such Improvements in its course of business.

                  b) USF acknowledges and agrees that the Improvements described in clause 9.1a and Intellectual Property rights subsisting therein vest in EHPCI and Mat upon termination of this Agreement by EHPCI in any event, may be exploited by EHPCI alone or with third parties in such ways as EHPCI deems tit without account to USF.

EXECUTED BY THE PARTIES IN THIS AGREEMENT

Signed for and on behalf of:

EHPCI LTD

USF LIMITED





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